Exhibit 7.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the ordinary shares, par value of US$0.0001 per share of Columbus Acquisition Corp, a Cayman Islands company whose principal place of business is in Singapore shall be filed on behalf of the undersigned.

January 24, 2025

Hercules Capital Management VII Corp

By:	/s / Fen Zhang
Name:	Fen Zhang
Title:	Director

Fen Zhang

/s / Fen Zhang